Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333‑154252) on Form S‑8, the Registration Statement (No. 333‑222513) on Form S-8, the Registration Statement (No. 333‑228789) on Form S‑8, the Registration Statement (No. 333‑231489) on Form S‑8, the Registration Statement (No. 333‑238218) on Form S‑8 and the Registration Statement (No. 333‑239493) on Form S‑3 of Veru Inc. of our report dated December 10, 2020, relating to the consolidated financial statements appearing in this Annual Report on Form 10‑K of Veru Inc. for the year ended September 30, 2020.

/s/ RSM US LLP

Chicago, Illinois

December 10, 2020